     As filed with the Securities and Exchange Commission on April 23, 2001

                                                      REGISTRATION NO. 333-56558


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                 AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                           INTERLEUKIN GENETICS, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                                   94-3123681
(State or other jurisdiction of                   (I.R.S. Employer
 incorporation or organization)                    Identification No.)

                          135 BEAVER STREET, 2ND FLOOR
                          WALTHAM, MASSACHUSETTS 02452
                                 (781) 398-0700
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              --------------------
                                  FENEL M. ELOI
                CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER
                           INTERLEUKIN GENETICS, INC.
                          135 BEAVER STREET, 2ND FLOOR
                          WALTHAM, MASSACHUSETTS 02452
                                 (781) 398-0700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------
       Copies of all communications, including all communications sent to the agent for service, should be sent to:

                          DARYL L. LANSDALE, JR., ESQ.
                           FULBRIGHT & JAWORSKI L.L.P.
                         300 CONVENT STREET, SUITE 2200
                            SAN ANTONIO, TEXAS 78205
                                 (210) 270-9367

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                              --------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /





       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

P R O S P E C T U S


                                2,186,441 SHARES

                           INTERLEUKIN GENETICS, INC.

                                  COMMON STOCK
                                 ---------------


         The selling shareholders named on page 12 are offering up to 2,186,441 shares of our common stock. These shares include 728,814 shares issuable upon the exercise of warrants to purchase common stock. We may receive up to $2,202,544 upon the exercise of the warrants. The prices at which the selling shareholders may sell these shares will be determined by the prevailing market price for the shares or in negotiated transactions.



         Our common stock is traded on The NASDAQ SmallCap Market and The Boston Stock Exchange under the symbol "ILGN." On April 18, 2001, the last reported sale price for our common stock on the Nasdaq SmallCap Market was $1.40 per share.







                                 ---------------


        INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD READ THE
                      "RISK FACTORS" BEGINNING ON PAGE 3.


                                 ---------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is April 19, 2001.

                                   THE COMPANY



         We develop and commercialize genetic risk assessment tests and medical research tools. Our efforts are focused on genetic factors that regulate control points in the inflammatory process of various diseases. Our first genetic test, PST(R), a test predictive of risk for periodontal disease, is currently marketed in the United States and Europe. Products under development include tests predictive of risk for osteoporosis, coronary artery disease, diabetic retinopathy, asthma, pulmonary fibrosis, and meningitis/sepsis.

         We believe by combining genetic risk assessment with specific therapeutic strategies, improved clinical outcomes and more cost-effective management of these common diseases are achieved. We also develop and license our medical research tools, including BioFusion(R), to pharmaceutical and biotech companies. BioFusion, a proprietary enabling system for diagnostic and drug discovery and development, is a computer modeling system that integrates genetic and other sub-cellular behavior, system functions, and clinical symptoms to simulate complex diseases. This system allows useful information to be derived from rapidly increasing databases of gene expression being generated in companies and academic centers worldwide.

         We have followed a strategy of working with strategic partners at the fundamental discovery stage. This strategy has given us access to early-stage research while reducing up-front research expenses. Since 1994, we have had a strategic alliance with the Department of Molecular and Genetic Medicine at Sheffield University in the United Kingdom. Under this alliance, Sheffield has provided us with the fundamental discovery and genetic analysis from Sheffield's research laboratories, and we have focused on product development, including clinical trials, and the commercialization of these discoveries.

         In August 2000, we granted Kenna Technologies a perpetual, non-exclusive license to certain disease information system technology and to certain biological modeling technology in exchange for an initial licensing fee of $80,000 and royalties for periods ranging from five to ten years. We are recognizing the initial licensing fee of $80,000 ratably over the term of the agreement.

         In June 2000, we terminated our arrangement with Dumex under which Dumex had agreed to market and sell PST in nine European countries. In December 2000, we entered into a license agreement with Hain Diagnostika/ADA GmbH, or Hain, for the marketing, distribution and processing of the PST test in all countries outside of North America and Japan. Hain has extensive experience in commercializing genetic tests on its DNA- STRIP Technology Platform in several fields as well as a specific commitment to marketing products directly to dentists.

         In March 1999, we entered into an agreement with the Straumann Company, a leading supplier of dental implants, to market and sell PST in the United States and Puerto Rico. In September 2000, we entered into an agreement with Kimball Genetics, experts in the processing and analysis of genetic tests and their results, to co- market PST with Straumann. In addition, Kimball will process and analyze all PST tests in the United States and Puerto Rico.

         In December 1998, we signed an agreement with Washington Dental Service, a member of the Delta Dental Plans Association, for the purchase of 1,200 PST tests. The tests are being used in a study, sponsored by Washington Dental Service in collaboration with the University of Washington School of Dentistry and Interleukin Genetics. This study is expected to provide scientific and financial data regarding the use of PST as a treatment- planning tool to assess risk before actual damage occurs. The data from the study may be available for analysis in early 2001.

         In December 1997, we entered into an agreement with Medicadent, a French corporation, to market and sell PST in France. In August 1998, we entered into an agreement with H.A. Systems, Ltd. to market and sell PST in Israel. Medicadent began offering PST in France in June 1998, and H.A. Systems began offering PST in Israel in April 1999. To date, sales of PST have generated minimal revenues, and we are uncertain if or when PST will achieve commercial acceptance.

         Our executive offices are located at 135 Beaver Street, Waltham, Massachusetts 02452, and its telephone number is 781/398-0700. We were incorporated in Texas in 1986 and re-incorporated in Delaware in March 2000. We maintain a website at www.ilgenetics.com. The contents of our website are not part of this prospectus.




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

                                  RISK FACTORS

         You should carefully examine this entire prospectus and should give particular attention to the risk factors set forth below in conjunction with the other information contained or incorporated by reference in this prospectus in evaluating an investment in our common stock.

WE HAVE A HISTORY OF OPERATING LOSSES, ACCUMULATED DEFICIT AND WE ARE UNCERTAIN OF FUTURE PROFITABILITY

         We incurred net operating losses of $0.8 million in fiscal year 1996, $4.5 million in 1997, $9.8 million in 1998, $6.2 million in 1999 and $5.2 million in 2000. As of December 31, 2000, our accumulated deficit was $31.0 million. Our losses have resulted principally from expenses incurred for research and development and selling, general and administrative activities. We have yet to generate any significant revenues from the sale of our genetic susceptibility testing services and we may never generate significant revenues. We expect our operating losses to continue for the near future as our research and development programs and our commercialization activities continue. We will need to generate significant revenues to continue our research and development programs and achieve profitability. We cannot be certain whether or when we will become profitable because of the significant uncertainties with respect to our ability to generate revenues from the sale of products and services and from existing and potential future strategic alliances.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL, WHICH MAY BE DIFFICULT TO OBTAIN. OUR FAILURE TO OBTAIN NECESSARY FINANCING OR DOING SO ON UNATTRACTIVE TERMS COULD ADVERSELY AFFECT OUR RESEARCH AND DEVELOPMENT PROGRAMS AND OTHER OPERATIONS

         We anticipate that our current financial resources will be adequate to maintain our current and planned operations through July 2002. If we cannot raise additional capital prior to July 2002, we will suffer material adverse consequences to our business and financial condition and will likely be required to seek protection under the United States Bankruptcy laws.

         Our future capital requirements will depend on many factors. We will need capital for the commercial launch of additional genetic tests, continued marketing and sales efforts, continued research and development efforts, the protection of the our intellectual property rights (including preparing and filing of patent applications), as well as operational, administrative, legal and accounting expenses. Our research and development activities will require substantial additional funds. Additional financing may not be available when we need it or may not be available on terms that are favorable to us. If we are unable to obtain adequate funding on a timely basis, we may be required to significantly curtail one or more of our research and development programs or commercialization activities. We could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, product candidates or products which we would otherwise pursue on our own. We are unable to predict the likelihood of completing any such arrangements. We may not be able to obtain additional capital in amounts sufficient to continue to fund our operations and product development.

THE MARKET FOR GENETIC RISK ASSESSMENT TESTS IS AT AN EARLY STAGE OF DEVELOPMENT AND DEMAND FOR OUR PRODUCTS IS UNCERTAIN; WE MAY NOT BE ABLE TO DEVELOP COMMERCIALLY ACCEPTABLE GENETIC RISK ASSESSMENT TESTS

         The market for genetic risk assessment tests is at an early stage of development and may not continue to grow. The process of discovering a genetic marker (i.e., a genetic variation or polymorphism associated with increased disease incidence or severity) is new and evolving rapidly. Both we and the general scientific community have only a limited understanding of the role of genes and genetic markers in predicting disease. Even when we discover a genetic marker, we will need to conduct additional clinical trials to confirm the initial scientific discovery and to support the scientific discovery's clinical utility in the marketplace. The results of a clinical trial could delay, reduce the test's acceptance or cause our company to cancel a program. Such delays, reduced acceptance or cancellations would limit or delay revenues and may result in additional losses. With the exception of PST(R), our periodontal susceptibility test, we are still developing, designing and testing our genetic risk assessment tests. We have had only minimal revenues related to the sale of PST. We may not be able to complete development of these genetic risk assessment tests, they may not be accepted in the marketplace, and they may not be sold at a profit. We are not certain whether we will be successful in developing and bringing to market our current portfolio of future tests based on the genetic discoveries made by us and our collaborators.

BECAUSE WE HAVE LIMITED SALES, MARKETING OR DISTRIBUTION EXPERIENCE AND CAPABILITIES, WE WILL DEPEND ON THIRD PARTIES TO SUCCESSFULLY PERFORM THESE FUNCTIONS ON OUR BEHALF OR WILL BE REQUIRED TO INCUR SIGNIFICANT COSTS AND DEVOTE SIGNIFICANT EFFORTS TO DEVELOP THESE CAPABILITIES

         Although we have operated as a contract research firm since 1986, we have limited experience and a short history of operations with respect to marketing and selling genetic risk assessment tests or therapeutics. We have limited sales, marketing or distribution experience and capabilities. We rely and plan to continue to rely significantly on sales, marketing and distribution arrangements with our collaborators and other party parties for the products and services that we are developing. Our success is dependent to a great extent on the marketing efforts of our distribution and marketing partners, over which we have limited ability to influence. The failure of these companies to aggressively or successfully market our products could have a material adverse effect on our revenues. We plan to enter into collaborative selling arrangements with one or more other parties. It is uncertain whether we will be able to negotiate acceptable collaborative arrangements or whether these collaborative arrangements will be successful. If any collaborative selling arrangement fails it could result in limited or delayed revenues and additional losses. If in the future we elect to perform sales marketing and distribution functions ourselves, we would face a number of additional risks, including the need to recruit experienced marketing and sales personnel.

BECAUSE WE HAVE LIMITED RESEARCH AND DEVELOPMENT CAPABILITIES, WE DEPEND ON THIRD PARTIES TO SUCCESSFULLY PERFORM THIS FUNCTION ON OUR BEHALF

         We have limited research and development capabilities. In July 1999, we entered into a new contractual arrangement with the University of Sheffield replacing the research and development agreement that had been in place since 1996. Under this new arrangement, we will undertake the development and commercialization of discoveries resulting from Sheffield's research. The agreement is non-cancellable for those discoveries on which we and Sheffield have reached a specific development agreement, but may otherwise be terminated by either party upon six-months notice, including those discoveries upon which the parties have not reached a specific development agreement. If Sheffield terminates our agreement, it would have a significant adverse effect on our ability to develop new products and on our business. This agreement with Sheffield has a five-year term with an automatic yearly renewal. As part of this arrangement, we issued an aggregate of 475,000 shares of our common stock to Sheffield and its investigators in exchange for the transfer of patent rights and the relinquishment of proceeds interests held by Sheffield and its investigators under our previous project agreements. We also entered into a research and development services agreement with Sheffield which automatically renews in one-year increments and entered into a five-year consulting agreement with Sheffield's key collaborator, Dr. Gordon Duff.

         We anticipate entering into additional collaborative arrangements with Sheffield and other parties in the future. We face significant competition in seeking appropriate collaborators. Moreover, these alliance arrangements are complex to negotiate and time-consuming to document. We may not be successful in our efforts to establish additional strategic alliances or other alternative arrangements. The terms of any additional strategic alliances or other arrangements that we establish may not be favorable to us. Moreover, such strategic alliances or other arrangements may not be successful.

         Reliance on third party research and development entails risks to which we would not be subject if we performed this function ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the agreement by the third party because of factors beyond our control and the possibility of termination or nonrenewals of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us. We may in the future elect to perform our own research and development. We will require substantial additional funds and need to recruit qualified personnel in order to develop this function.


IF WE FAIL TO OBTAIN AN ADEQUATE LEVEL OF REIMBURSEMENT FOR OUR FUTURE PRODUCTS OR SERVICES BY THIRD PARTY PAYORS, THERE MAY BE NO COMMERCIALLY VIABLE MARKETS FOR OUR PRODUCTS OR SERVICES




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

         The availability and levels of reimbursement by governmental and other third party payors affect the market for any healthcare service. These third party payors continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for medical products and services. Our ability to successfully commercialize our existing genetic risk assessment tests and others that we may develop depends on obtaining adequate reimbursement from these third-party payors. Physicians' and dentists' decisions to recommend genetic risk assessment tests, as well as patients' elections to pursue testing, are likely to be heavily influenced by the scope and extent of reimbursement for such tests by third-party payors. We may not be able to sell our products and services profitably if reimbursement is unavailable or limited in scope or amount. In particular, services which are determined to be investigational in nature or which are not considered "reasonable and necessary" for diagnosis or treatment may be denied reimbursement coverage. To date, few insurers or third-party payors have agreed to reimburse patients for genetic risk assessment tests, and we are uncertain third-party payors will elect to provide full reimbursement coverage for our genetic susceptibility tests in the future. If third party payors do not provide adequate reimbursement coverage, we do not know if individuals will elect to directly pay for the test. If both third-party payors and individuals are unwilling to pay for the tests, then the number of tests we perform will be significantly decreased. This scenario would result in reduced revenues and additional losses.

WE DEPEND ON OUR PROPRIETARY TECHNOLOGY. IF WE FAIL TO OBTAIN PATENT PROTECTION FOR OUR PRODUCTS, PRESERVE OUR TRADE SECRETS AND OPERATE WITHOUT INFRINGING UPON THE PROPRIETARY RIGHTS OF OTHERS, WE MAY NOT GENERATE PROFITS.

         Our success will partly depend on our ability to obtain patent protection, both in the United States and in other countries, for our products and services. In addition, our success will also depend upon our ability to preserve our trade secrets and to operate without infringing the proprietary rights of third parties.

         We have twenty-two (22) U.S. patent applications pending and a number of foreign counterparts to these applications, including applications covering certain of our anticipated genetic risk assessment tests. Our patent positions, and those of other pharmaceutical and biotechnology companies are generally uncertain and involve complex legal, scientific and factual questions. Our ability to develop and commercialize products and services depends in significant part on our ability to:

         -        Obtain patents

         -        Obtain licenses to the proprietary rights of others

         -        Prevent others from infringing on our proprietary rights; and

         -        Protect trade secrets.

         Our patent applications may fail to issue patents or any issued patents may never afford meaningful protection for our technology or products. Further, others may develop competing products which test for genetic susceptibility related to some diseases yet avoid infringing upon, or conflicting with, our anticipated patents. In addition, any patents issued to us may be challenged, and subsequently narrowed, invalidated or circumvented.

         We also rely on trade secrets and proprietary know-how that we seek to protect, in part, by confidentiality agreements with our employees, suppliers and consultants. These agreements could be breached, and we might not have adequate remedies for any breach. Additionally, our trade secrets could otherwise become known or be independently developed by our competitors.

THIRD PARTIES MAY OWN OR CONTROL PATENTS OR PATENT APPLICATIONS AND REQUIRE US TO SEEK LICENSES, WHICH COULD INCREASE OUR DEVELOPMENT AND COMMERCIALIZATION COSTS, OR PREVENT US FROM DEVELOPING OR MARKETING OUR PRODUCTS OR SERVICES

         We may not have rights under some patents or patent applications related to our proposed products, processes or services. Third parties may own or control these patents and patent applications in the United States and abroad. Therefore, in some cases, to develop or sell any proposed products or services, whose rights are controlled by third parties, we or our collaborators may choose to seek, or be required to seek, licenses under third party patents issued in the United Stated and abroad or those that might issue from United States and foreign patent applications. If this occurs, we would be required to pay license fees or royalties or both to the licensor. If licenses are not available to use on acceptable terms, we or our collaborators may not be able to develop or sell these products or services.

         Third parties could bring legal proceedings against us seeking damages or seeking to enjoin us from testing, manufacturing or marketing our products. Any litigation could result in substantial expenses to us and significant diversion of effort by our technical and management personnel, and even if we prevail, the cost and diversion of resources of patent litigation would likely have an adverse effect on us. If the other parties in any such actions are successful, in addition to any liability for damages, we could be required to cease the infringing activity or obtain a license.

TECHNOLOGICAL CHANGES MAY CAUSE OUR PRODUCTS AND SERVICES TO BE OBSOLETE

         Market acceptance and sales of our genetic risk assessment tests can be adversely affected by technological change. Our competitors may succeed in developing genetic risk assessment tests that circumvent or are more effective than our technologies or services or could make our or our collaborators' technology or services less competitive or obsolete. Future innovations in the treatment of periodontal disease, osteoporosis, coronary artery disease, pulmonary fibrosis, asthma, diabetic retinopathy or other disease areas in which we have products as product candidates could make our products obsolete. These innovations could have a significant negative impact on our ability to market our services effectively.

WE MAY NOT BE SUCCESSFUL IN ESTABLISHING ADDITIONAL STRATEGIC ALLIANCES, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO DEVELOP AND COMMERCIALIZE PRODUCTS AND SERVICES.

An important element of our business strategy is entering into strategic alliances for the development and commercialization of products and services based on our discoveries. We face significant competition in seeking appropriate collaborators. Moreover, these alliance arrangements are complex to negotiate and time-consuming to document. We may not be successful in our efforts to establish additional strategic alliances or other alternative arrangements. The terms of any additional strategic alliances or other arrangements that we establish may not be favorable to us. Moreover, such strategic alliances or other arrangements may not be successful.

WE MAY FACE POSSIBLE NASDAQ DELISTING RESULTING IN A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK AND POSSIBLE VOLATILITY OF SECURITIES PRICES

         Our common stock is currently listed on the NASDAQ SmallCap Market and the Boston Stock Exchange. During 1999, we received several notices from The Nasdaq Stock Market, Inc. or NASDAQ stating that the Company was not in compliance with certain of the continued listing requirements of the NASDAQ SmallCap Market. We believe that we currently comply with the continued listing requirements of the NASDAQ SmallCap Market. However, we may not be able to maintain the qualifications for continued listing on the NASDAQ SmallCap Market or the Boston Stock Exchange.

         If our shares are delisted on the NASDAQ SmallCap Market or the Boston Stock Exchange trading would be conducted in the over-the-counter market in the so-called "pink sheets" or the OTC Bulletin Board. Selling our common stock will be more difficult because of reduced trading volume and transaction size, transactions could be delayed, and security analysts' and news media's coverage of ILGN will be reduced. These factors may result in lower prices and larger spreads in the bid and ask prices for shares of common stock. The delisting of our shares would also greatly impair our ability to raise additional necessary capital through equity or debt financing.

         Historically, our common stock has experienced low trading volumes. The market price of our common stock also has been highly volatile and it may continue to be highly volatile as has been the case with the securities of other public biotechnology companies. Factors such as announcements by us or by our competitors concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may substantially affect the market price of our securities. Changes in the market price of our common stock may bear no relation to our actual operational or financial results.

WE MAY BE UNABLE TO FULLY USE NET OPERATING LOSS CARRYFORWARDS

         As a result of the losses incurred in 1998, 1999 and 2000, we have not recorded a federal income tax provision for those years and has recorded a valuation allowance against all future tax benefits. As of December 31, 2000, we had net operating loss carryforwards of approximately $23.3 million for federal income tax purposes, expiring in varying amounts through the year 2020. We also had a research tax credit of approximately $317,000 at December 31, 2000, that expires in varying amounts through the year 2020. Our ability to use these NOL and credit carryforwards is subject to restrictions contained in the Internal Revenue Code which provide for limitations on our utilization of our NOL and credit carryforwards following a greater than 50% ownership change during the prescribed testing period. We experienced a change in ownership interest in June 1999. As a result, approximately $15,619,000 of the Company's NOL carryforwards are limited in utilization to approximately $825,000 annually. The annual limitation may result in the expiration of the carryforwards prior to utilization.

MARKET ACCEPTANCE FOR GENETIC RISK ASSESSMENT TESTS IS UNCERTAIN

         The commercial success of our genetic risk assessment tests and those that we may develop will depend upon their acceptance as medically useful and cost-effective by patients, physicians, dentists, other members of the medical and dental community and third-party payors. Broad market acceptance can be achieved only with substantial education about the benefits and limitations of such tests. Our current genetic risk assessment tests or others that we may develop may not gain market acceptance on a timely basis, if at all. If patients, dentists and physicians do not accept our tests, or take a longer time to accept than we anticipate, then our revenues will be reduced and may result in additional losses.

WE ARE SUBJECT TO COMPETITION FROM COMPANIES WITH GREATER RESOURCES THAN US

         Research in the field of disease predisposing genes and genetic markers is intense and highly competitive. Genetic research is characterized by rapid technological change. Our competitors in the United States and abroad are numerous and include, among others, major pharmaceutical and diagnostic companies, specialized biotechnology firms, universities and other research institutions (including those receiving funding from the Human Genome Project). Many of our potential competitors have considerably greater financial resources, research and development staffs, facilities, technical personnel, marketing resources and other resources than us. Furthermore, many of these competitors are more experienced than we are in discovering and commercializing products. These greater resources may allow our competitors to discover important genes or genetic markers before us. If we, in conjunction with the University of Sheffield, do not discover disease predisposing genes or genetic markers associated with increased disease severity, characterize their function, develop susceptibility tests and related information services based on such discoveries, obtain regulatory and other approvals, if needed, and launch such services or products before competitors, then our revenues will be reduced or eliminated. We expect competition to intensify in our industry as technical advances are made and become more widely known.

WE ARE SUBJECT TO GOVERNMENT REGULATION WHICH MAY SIGNIFICANTLY INCREASE OUR COSTS AND DELAY INTRODUCTION OF FUTURE PRODUCTS

         The sampling of blood, saliva or cheek scrapings from patients and subsequent analysis in a clinical laboratory does not, at the present time, require FDA or regulatory authority approval inside or outside the U.S. for either the sampling procedure or the analysis itself. The samples are taken in the healthcare provider's office, using standard materials previously approved as medical devices, such as sterile lancets and swabs. The testing procedure itself is performed in one or more registered, certified clinical laboratories under the auspices of the Clinical Laboratory Improvement Amendments of 1988, or CLIA, administered by the Health Care Financing Administration. In general, the federal regulations promulgated pursuant to CLIA governing the approval of laboratory facilities and applicable state and local regulations governing the operation of clinical laboratories apply to our service providers who operate approved CLIA laboratories, but will apply to us if and when we operate our own laboratory for testing procedures. Additionally, changes in existing regulations could require advance regulatory approval of genetic risk assessment tests resulting in a substantial curtailment or even prohibition of our activities without regulatory approval. If our tests ever require regulatory approval, the costs of introduction will increase and marketing and sales may be significantly delayed.



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

         Although our primary business is to develop genetic susceptibility testing services, we may also develop or assist others to develop drugs or other treatments for the diseases related to our tests. The FDA and comparable agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the manufacturing and marketing of drug products. The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. The time required for FDA approvals is uncertain and typically takes a number of years, depending on the type, complexity and novelty of the product. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals or licenses. FDA approvals may not be obtained in a timely manner, if at all. Any delay in obtaining, or the failure to obtain, FDA approvals would adversely affect our ability to generate product or product sales. Even if FDA approvals are obtained, the marketing and manufacturing of drug products are subject to continuing FDA and other regulatory review, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. Additional governmental regulations may be promulgated which could delay regulatory approval of our potential products. We cannot predict the impact of adverse governmental regulation which might arise from future legislative or administrative action.

         We intend to generate product revenues from sales outside of the United States. Distribution of our testing services or products outside the United States may be subject to extensive government regulation. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary by country. It is uncertain whether we will be required to obtain regulatory approvals in such countries or if we will be required to incur significant costs in obtaining or maintaining our foreign regulatory approvals. Failure to obtain necessary regulatory approvals or any other failure to comply with regulatory requirements will result in reduced revenues and increased losses.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS THAT ARE COSTLY TO DEFEND AND COULD LIMIT OUR ABILITY TO USE SOME TECHNOLOGIES IN THE FUTURE.

         The design, development, manufacture and use of our genetic risks assessment tests involve an inherent risk of product liability claims and associated adverse publicity. Producers of medical products may face substantial liability for damages in the event of product failure or allegations that the product caused harm. We currently maintain product liability insurance, but it is expensive and difficult to obtain and may not be available in the future on acceptable terms. We may become subject to product liability claims, our current insurance may not cover any claims, and adequate insurance may not be available on acceptable terms in the future. A liability claim, even one without merit, could result in significant legal defense costs. We could be held liable for damages in excess of the limits of our insurance coverage, and any claim or product recall could create significant adverse publicity.

OUR INDUSTRY HAS ETHICAL, LEGAL AND SOCIAL IMPLICATIONS, WHICH MAY NEGATIVELY IMPACT OUR BUSINESS

         The prospect of broadly available genetic testing has raised issues which are currently being widely discussed by the medical and scientific communities, as well as other interested groups and organizations, regarding the appropriate utilization and the confidentiality of information provided by such testing. The recent movement towards discovery and commercialization of susceptibility tests for assessing a person's likelihood of developing a chronic disease has also focused public and legislative attention on the need to protect the privacy of genetic assessment medical information. With the progression towards more comprehensive record keeping by health insurers and managed care firms, this need has led to a number of legal initiatives. The recently enacted federal health insurance reform law (Health Insurance Portability Act of 1996) recognizes the comparability of information obtained by genetic means to other types of personal medical information. The law prohibits insurance companies from refusing health insurance coverage to individuals on the basis of their medical history, including "genetic information." This legislation also prohibits employees from discrimination in hiring practices on the same basis. This legislation indicates a trend to protect the privacy of patients while allowing them to be screened for conditions which can be prevented, reduced in severity or cured. In the most extreme scenario, governmental authorities could, for social or other purposes, limit the use of genetic testing or prohibit testing for genetic susceptibility to certain conditions. For these reasons, we could experience a delay or reduction in test acceptance. Such a delay or reduction could reduce our revenues or result in losses.

         We are taking a proactive stance in the ethical arena. Dr. Philip Reilly, our Chief Executive Officer, is both an M.D. (certified specialist in clinical genetics) and an attorney. He will advise us in the area of genetic testing and its ethical, legal and clinical utility ramifications. Additionally, we are currently advising doctors who administer our genetic susceptibility tests to take special efforts to maintain the confidentiality of the test results. Our intent is to avoid information about test results being disclosed to insurers until issues regarding insurability have been fully analyzed and acted upon by the appropriate legislative bodies.

THE COMPETITION FOR SCIENTIFIC AND MANAGEMENT PERSONNEL IS PARTICULARLY INTENSE IN OUR INDUSTRY AND IN BOSTON, MASSACHUSETTS; WE WILL NOT BE ABLE TO SUSTAIN OUR OPERATIONS IF WE ARE NOT ABLE TO ATTRACT AND RETAIN KEY PERSONNEL

         Our success substantially depends on the ability, experience and performance of our senior management and other key personnel. If we lose one or more of the members of our senior management or other key employees, our business and operating results could be seriously harmed. In addition, our future success will depend heavily on our ability to continue to hire, train, retain and motivate additional skilled managerial and scientific personnel. The pool of personnel with the skill that we require is limited. Competition to hire from this limited pool is intense. We compete with numerous pharmaceutical and health care companies, as well as universities and nonprofit research organizations in the highly competitive Boston, Massachusetts business area. Because of the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified management, scientific and technical personnel. Competition for scientific and other personnel is intense. Loss of the services of Dr. Reilly, our Chairman and CEO, Dr. Kenneth Kornman, our President, or Dr. Paul Martha, our Chief Medical Officer, could adversely affect our research and development programs and susceptibility testing service business and could impede the achievement of our business objectives. We have entered into employment agreements with Dr. Reilly, Dr. Kornman and Dr. Martha, which provide for three to five year terms. Any of these employees can terminate his employment upon 30 days notice. We do not maintain key man life insurance on any of our personnel.

BECAUSE OUR PRINCIPAL SHAREHOLDERS, OFFICERS AND DIRECTORS CONTROL A LARGE PERCENTAGE OF OUR VOTING POWER, OTHER STOCKHOLDERS' VOTING POWER MAY BE LIMITED

         As of February 1, 2001, our directors, executive officers and certain of their affiliates beneficially owned approximately 20% of our outstanding common stock. Accordingly, these shareholders, individually and as a group, may be able to influence the outcome of shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our Certificate of Incorporation or By-Laws and the approval of certain mergers and other significant corporate transactions, including a sale of substantially all of our assets. These shareholders may make decisions that are adverse to your interests. This ownership concentration may also adversely affect the market price of our common stock.

WE DO NOT INTEND TO PAY DIVIDENDS AND YOU SHOULD NOT EXPECT TO RECEIVE ANY FUNDS WITHOUT SELLING YOUR SHARES, WHICH YOU MAY ONLY BE ABLE TO DO AT A LOSS

         We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Therefore, you should not expect to receive any funds without selling your shares, which you may only be able to do at a loss.

                              AVAILABLE INFORMATION


         We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, related to the shares offered hereby. This prospectus is part of that Registration Statement and does not contain all of the information set forth in the Registration Statement and its exhibits. You may obtain further information with respect to ILGN and the shares offered hereby by reviewing the Registration Statement and the attached exhibits, which you may read and copy at the following locations of the Commission:



       Public Reference Room              New York Regional Office           Chicago Regional Office
       Judiciary Plaza                    Seven World Trade Center           Citicorp Center
       450 Fifth Street, N.W., Rm. 1024   13th Floor                         500 West Madison Street, Suite 1400
       Washington, D.C.  20549            New York, New York 10048           Chicago, Illinois  60661-2511


         We are subject to the informational requirements of the Securities Exchange Act and file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the Public Reference Room of the SEC by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains the Registration Statement, reports, proxy statements and other information regarding the Company at http://www.sec.gov.



         We furnish our shareholders with annual reports containing audited financial statements which contain a report by our independent public accountants.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The SEC allows us to "incorporate by reference" certain information into this prospectus. This means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is set forth directly in this document.



         The following documents that we have previously filed with the SEC are incorporated by reference into this prospectus:



         (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         (2) Our Current Report on Form 8-K filed March 7, 2001; and


         (3) The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A dated December 15, 1997.


         We also incorporate by reference additional documents that may be filed with the SEC between the date of this prospectus and the date of completion of the offering of the shares of common stock by the selling shareholders. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         Documents incorporated by reference are available from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this prospectus, the exhibit also will be available without charge. Shareholders may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:



                           Interleukin Genetics, Inc.
                           135 Beaver Street
                           Waltham, Massachusetts 02452
                           Attention:  Investor Relations
                           Telephone:  781/398-0700



You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated April 19, 2001. You should not assume that the information contained in this prospectus is accurate as of any date other than that date. In this prospectus,"Interleukin Genetics," "ILGN," "we", "our" and "us" refer to Interleukin Genetics, Inc.




                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


         This prospectus and the documents incorporated by reference contain certain forward-looking statements including, without limitation, statements concerning our expectations of future sales, gross profits, research and development expenses, selling, general and administrative expenses, product introductions and cash requirements. Forward-looking statements often, although not always, include words or phrases such as "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "project," "outlook" or similar expressions. Actual results may vary materially from those expressed in such forward-looking statements. Factors that could cause actual results to differ from expectations include those set forth under "Risk Factors." We cannot be certain that our results of operations will not be adversely affected by one or more of these factors.






                                 USE OF PROCEEDS


         The shares to be sold pursuant to the prospectus are owned by our shareholders or may be issued upon the exercise of warrants held by our shareholders. We may receive up to $2,202,544 upon exercise of the warrants. For further information see the sections entitled "Selling Shareholders" on page 12 of this prospectus and "Plan of Distribution" on page 13 of this prospectus.

                              SELLING SHAREHOLDERS

         The table below presents the following information about the number of shares of our common stock which are beneficially owned by the selling shareholders: (i) the number of shares each selling shareholder beneficially owns as of February 1, 2001, (ii) the percentage of our outstanding shares of common stock that each selling shareholder beneficially owns prior to this offering, (iii) the number of shares that each selling shareholder is offering under this prospectus, (iv) the number of shares that each selling shareholder will beneficially own after the completion of this offering and (v) the percentage of our outstanding shares of common stock that each selling shareholder will beneficially own after the completion of the offering.




                                                 BENEFICIAL OWNERSHIP                            BENEFICIAL OWNERSHIP
                                                  BEFORE THE OFFERING                            AFTER THE OFFERING(1)
                                               -------------------------                     -------------------------

                                                NUMBER        PERCENTAGE     SHARES BEING       NUMBER       PERCENTAGE
                  NAME                         OF SHARES      OF CLASS(2)      OFFERED       OF SHARES       OF CLASS
                  ----                        ------------    ----------     ------------    ---------       ---------
The Tail Wind Fund Ltd.                       1,064,407(3)       5.1%           386,441(4)     677,966            3.3%
Special Situations Fund III L.P.                990,000 (5)      4.7%           990,000(5)         -0-              0
Special Situations  Private Equity
Fund L.P                                        480,000(6)       2.3%           480,000(6)         -0-              0
Special Situations Cayman Fund L.P.             330,000(7)       1.6%           330,000(7)         -0-              0


----------------------------------------------------------------------------------------------------------------------



(1)      Assumes all shares of common stock offered hereby are sold.

(2) Based on 20,242,800 shares of common stock of the Company outstanding as of February 1, 2001.

(3) Includes 264,407 shares of common stock issuable upon exercise of a warrant.

(4) Includes 128,814 shares of common stock issuable upon exercise of a warrant.

(5) Includes 330,000 shares of common stock issuable upon exercise of a warrant.

(6) Includes 160,000 shares of common stock issuable upon exercise of a warrant.

(7) Includes 110,000 shares of common stock issuable upon exercise of a warrant.




         In January 2001 we completed a private placement in which we issued 1,200,000 shares of our common stock and warrants to purchase up to 600,000 shares of our common stock to three of the selling shareholders. In addition, as part of the terms of a private placement we completed in December 2000, following the completion of the January 2001 private placement we issued an additional 257,627 shares of our common stock and a warrant to purchase up to 128,814 shares of our common stock to a selling shareholder. All of these shares are being offered hereby.

                              PLAN OF DISTRIBUTION


         We completed a private placement in January 2001 pursuant to which three of the selling shareholders acquired 1,200,000 shares of our common stock and warrants to purchase 600,000 shares of our common stock. Under the terms of a private placement we completed in December 2000, following the January 2001 private placement, we also issued 257,627 shares of our common stock and a warrant to purchase 128,814 shares of our common stock to one of the selling shareholders. All 2,186,441 shares of our common stock being registered by this prospectus are being registered on behalf of the selling shareholders. We may receive up to $2,202,544 upon exercise of these warrants. As used in this prospectus, the term "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock being offered by this prospectus or received from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus. In addition, upon ILGN being notified by a selling shareholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.



         Each selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Each selling shareholder may choose to sell shares of our common stock being offered hereby from time to time at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices or in negotiated transactions, including pursuant to an underwritten offering or pursuant to one or more of the following methods:


         - a block trade in which the broker or dealer so engaged will attempt to sell shares of our common stock being offered hereby as agent but may position and resell a portion of the block as principal in order to facilitate the transaction,

         - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus,

         - an exchange distribution in accordance with the rules of an exchange, and

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers.


         In connection with the sale of shares of our common stock being offered by this prospectus, a selling shareholder may engage broker-dealers who in turn may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from a selling shareholder in amounts to be negotiated immediately prior to the sale. In addition, underwriters or agents may receive compensation from a selling shareholder or from purchasers of shares of our common stock being offered by this prospectus for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they act as agents. Each selling shareholder, underwriters, brokers, dealers and agents that participate in the distribution of shares of our common stock being offered by this prospectus may be deemed to be underwriters, and any discounts or commissions received by them from a selling shareholder and any profit on the resale of shares of our common stock being offered by this prospectus by them may be deemed to be underwriting discounts and commissions under the Securities Act.



         At the time a particular offer of shares of our common stock being offered by this prospectus is made, to the extent required, a supplement to this prospectus will be distributed which will identify and set forth the aggregate amount of shares of our common stock being offered and the terms of the offering. Such supplement will also disclose the following information:


         -        the name or names of any underwriters, dealers or agents,


         - the purchase price paid by any underwriter for shares of our common stock purchased from a selling shareholder,



         - any discounts, commissions and other items constituting compensation from a selling shareholder and/or ILGN, and

         - any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.


         We have agreed to indemnify the selling shareholders in certain circumstances against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify ILGN in certain circumstances against certain liabilities, including liabilities under the Securities Act.



         The selling shareholders also may resell all or a portion of shares of our common stock being offered by this prospectus in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of this Rule.



         The selling shareholders and any other persons participating in the sale or distribution of the shares of our common stock being registered by this prospectus will be subject to the provisions of the Exchange Act and its rules and regulations, including Regulation M, to the extent applicable. The foregoing provisions may limit the timing of purchases and sales of any shares of our common stock by the selling shareholders or any other such person. This may affect the marketability of shares or our common stock. The selling shareholders also will comply with the applicable prospectus delivery requirements under the Securities Act in connection with the sale or distribution of the shares of our common stock under this prospectus.


         In order to comply with certain states' securities laws, if applicable, shares of our common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, shares of our common stock may not be sold unless these shares have been registered or qualified for sale in such state, unless an exemption from registration or qualification is available and is obtained.


         We are bearing all out-of-pocket expenses incurred in connection with the registration of the resale of the shares of our common stock, including, without limitation, all registration and filing fees imposed by the SEC, The Nasdaq Stock Market, Inc. and blue sky laws, printing expenses, transfer agents' and registrars' fees, and the fees and disbursements of our outside counsel and independent public accountants. The selling shareholders will bear all underwriting discounts and commissions and transfer or other taxes.



              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES


         Section 145 of the Delaware General Corporation Law or the DGCL, provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person under
Section 145 in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, except that no indemnification shall be made in respect thereof unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify any person who was successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.


         Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. Article Six of our Certificate of Incorporation eliminates the liability of directors to the fullest extent permitted by the DGCL. The DGCL permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify directors and officers against such liability.



         We also have a policy insuring its directors and officers against certain liabilities, including liabilities under the Securities Act.



         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons pursuant to the foregoing provisions, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



                                  LEGAL MATTERS


         The validity of the securities offered by this prospectus will be passed upon by Fulbright & Jaworski L.L.P., counsel to ILGN.



                                     EXPERTS


         The consolidated financial statements included in the Company's Annual Report on Form 10-K for the years ended December 31, 1998, 1999 and 2000, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of Arthur Andersen LLP as experts in giving said reports.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.





                      ------------------------------------




                       TABLE OF CONTENTS
                                                             PAGE
                                                             ----
               The Company..............................       2
               Risk Factors.............................       3
               Available Information...................       10
               Incorporation of Certain Documents
                 by Reference..........................       10
               Special Note Regarding Forward-Looking
                 Statements............................       11
               Use of Proceeds........................        11
               Selling Shareholders.....................      12
               Plan of Distribution....................       13
               Disclosure of Commission Position on
                 Indemnification for Securities Act
                 Liabilities...........................       14
               Legal Matters...........................       15
               Experts.................................       15



               ==================================================





                                2,186,441 SHARES




                           INTERLEUKIN GENETICS, INC.




                                  COMMON STOCK




                               P R O S P E C T U S



                                 APRIL 19, 2001










           =========================================================

                                     PART II

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  The estimated expenses in connection with this offering are:

                  Commission registration fee                       $1,279.07
                  Legal fees and expenses*                           5,000.00
                  Miscellaneous*                                       500.00
                                                                  -----------
                  Total                                             $6,779.07
                                                                    =========

                  --------------------
                  *  Estimated


The Company has agreed to pay all the costs and expenses of this offering.

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person under such
Section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, except that no indemnification shall be made in respect thereof unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify any person who was successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

         Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of the Company's Certificate of Incorporation, as amended, eliminates the liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL. The DGCL permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify directors and officers against such liability.

         The Company also has a policy insuring its directors and officers against certain liabilities, including liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.          EXHIBITS.


Exhibit No.       Exhibit
-----------       -------

        5.1       Opinion of Fulbright & Jaworski L.L.P. regarding legality (previously filed)

       23.1       Consent of Fulbright & Jaworski L.L.P. (previously filed)

       23.2       Consent of Arthur Andersen LLP (filed herewith)

       24.1       Power of Attorney (included on signature page).


ITEM 17.          UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham and Commonwealth of Massachusetts the 19th day of April, 2001.



                                     INTERLEUKIN GENETICS, INC.


                                     By: /s/ Fenel M. Eloi
                                        ----------------------------------------
                                              Fenel M. Eloi
                                              Chief Financial Officer, Secretary
                                              and Treasurer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Philip R. Reilly and Fenel M. Eloi, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in- fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                   TITLE                               DATE
---------                                   -----                               ----
*                                           Chairman of the Board and           April 19, 2001
------------------------------------        Chief Executive Officer
Philip R. Reilly                            (Principal Executive Officer)


*                                           President, Chief                    April 19, 2001
------------------------------------        Scientific Officer
Kenneth S. Kornman                          and a Director


/s/ Fenel M. Eloi                           Chief Financial Officer,            April 19, 2001
------------------------------------        Secretary and Treasurer
Fenel M. Eloi                               (Principal Financial and
                                            Accounting Officer)


*                                           Director                            April 19, 2001
------------------------------------
Thomas A. Moore

*                                           Director                            April 19, 2001
------------------------------------
Edward M. Blair, Jr.

*                                           Director                            April 19, 2001
------------------------------------

Gary L. Crocker


*                                           Director                            April 19, 2001
------------------------------------
John Garofalo



* by   /s/ Fenel M. Eloi
    -------------------------------------
       Fenel M. Eloi, as Attorney-in-Fact


                                  EXHIBIT INDEX
                                  -------------


EXHIBIT NO.                                            EXHIBIT                                                 PAGE
----------                                             -------                                                 ----

        5.1       Opinion of Fulbright & Jaworski L.L.P. (previously filed)....................................II-1

       23.1       Consent of Fulbright & Jaworski L.L.P. (previously filed)....................................II-1

       23.2       Consent of Arthur Andersen LLP (filed herewith)..............................................II-6

       24.1       Power of Attorney (included on signature page)...............................................II-3